INVESCO GLOBAL GROWTH FUND                                         SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-6463
SERIES NO.:          5

72DD.   1   Total income dividends for which record date passed during the period. (000's Omitted)
            Class A               $ 1,916
        2   Dividends for a second class of open-end company shares (000's Omitted)
            Class B               $    44
            Class C               $    31
            Class Y               $    16
            Institutional Class   $    15
73A.        Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1   Dividends from net investment income
            Class A                0.1846
        2   Dividends for a second class of open-end company shares (form nnn.nnnn)
            Class B                0.0437
            Class C                0.0437
            Class Y                0.2292
            Institutional Class    0.3131
74U.    1   Number of shares outstanding (000's Omitted)
            Class A                10,033
        2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
            Class B                   879
            Class C                   667
            Class Y                    66
            Institutional Class        44
74V.    1   Net asset value per share (to nearest cent)
            Class A               $ 20.90
        2   Net asset value per share of a second class of open-end company shares (to nearest cent)
            Class B               $ 19.66
            Class C               $ 19.67
            Class Y               $ 20.95
            Institutional Class   $ 20.91
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